Exhibit 10.1

FLOWERS FOODS, INC.
AMENDED AND RESTATED CHANGE OF CONTROL PLAN

ARTICLE I
- INTRODUCTION

The Board of Directors of Flowers Foods, Inc. (“Flowers” or the “Company”) originally adopted the Flowers, Inc. Change of Control Plan (the “Plan”), effective as of February 23, 2012, and adopted the First Amendment thereto, effective as of August 15, 2019. The Company adopted this amendment and restatement of the Plan, effective as of November 13, 2025.

The Plan is designed to (a) provide severance protection to certain Employees of the Company who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of operations and (b) enable certain Employees to make career decisions without regard to the time pressure and financial uncertainty which may result from a proposed or threatened Change of Control (as defined herein) transaction, and encourage such Employees to remain employees of the Company and its Subsidiaries notwithstanding the outcome of any such proposed transaction.

ARTICLE II
- ESTABLISHMENT OF THE PLAN
Section 2.1.
Applicability of Plan. The benefits provided by this Plan shall be available to all Employees who, at or after the Effective Date, meet the eligibility requirements of Article IV hereof.
Section 2.2.
Contractual Right to Benefits. Subject to the provisions of Article VIII hereof, this Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company on the terms and subject to the conditions hereof.
ARTICLE III
- DEFINITIONS AND CONSTRUCTION

“Affiliate” means, with respect to any person, any entity, directly or indirectly, controlled by, controlling or under common control with such person.

“Base Pay” of a Participant means the Participant’s annual base salary rate as in effect on the Termination Date from the Participant’s Employer; provided, however, that any reductions in Base Pay following the date of a Change of Control will not be taken into account when determining Base Pay hereunder; and further provided, any reduction in Base Pay that occurs prior to a Change of Control but which the Participant reasonably demonstrates (i) was at the request of a third party who effectuates a Change of Control or (ii) otherwise occurred in connection with or in anticipation of a Change of Control which has been threatened or proposed and which actually occurs, shall not be taken into account when determining Base Pay hereunder, it being agreed that any such reduction taken following shareholder approval of a transaction which if consummated would constitute a Change of Control, shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

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Change of Control Plan – 2025

“Board” means the Board of Directors of Flowers Foods, Inc.

“Cause” means:

(a) any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002);

(b) any act of fraud, intentional misrepresentation, embezzlement, dishonesty, misappropriation or conversion of any asset or business opportunity of the Company;

(c) conviction of, or entering into a plea of nolo contendere to, a felony;

(d) an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice to the Participant that he or she has materially violated a Company policy or procedure;

(e) any breach of a written covenant or agreement with the Company, including the terms of this Plan and the Release (other than a failure to perform Participant’s duties with the Company resulting from the Participant’s incapacity due to physical or mental illness or from the assignment to the Participant of duties that would constitute Good Reason), which is material and which is not cured within thirty (30) days after written notice thereof from the Company to the Participant;

(f) abuse of alcohol or drugs; or

(g) failure to reasonably cooperate in a governmental or Board investigation.

For purposes of this Plan, the Participant shall not be deemed to have been terminated for Cause under clauses (a) through (g) hereunder unless there is an affirmative vote of a super majority (75% or more) of the independent directors of the Board to terminate the Participant for Cause and the Participant receives a Notice of Termination setting forth the grounds for the termination at least fifteen (15) calendar days prior to the specified Termination Date. The Board shall meet at least once with the Participant (and his/her legal counsel if the Participant desires) prior to termination to attempt to resolve in its sole discretion the grounds for termination for Cause.

“Change of Control” means:

(a) any “Person” (as such term is defined in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”; hereafter, a “Person”) becomes the beneficial owner, directly or indirectly, of securities of Flowers representing 35% or more of the Voting Power; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

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(i)
(A) any acquisition of Voting Power directly from Flowers that is approved by a majority of those persons serving as directors of the Company on the Effective Date (the “Original Directors”) or their Successors (as defined below), (B) any acquisition of Voting Power by Flowers, or any Subsidiary, and (C) any acquisition of Voting Power by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Flowers, or any Subsidiary (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of Flowers as the case may be, at the time of such election or nomination for election);
(ii)
if any Person is or becomes the beneficial owner of 35% or more of the Voting Power as a result of a transaction described in clause (A) of subsection (a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Power representing 1% or more of the then-outstanding Voting Power other than in an acquisition directly from Flowers that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by Flowers in which all holders of Voting Power are treated equally, such subsequent acquisition shall be treated as a Change of Control;
(iii)
a Change of Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 35% or more of the Voting Power as a result of a reduction in the number of shares of Voting Power outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Power representing 1% or more of the then-outstanding Voting Power other than as a result of a stock dividend, stock split or similar transaction effected by Flowers in which all holders of Voting Power are treated equally; or
(iv)
if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Power inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Power then no Change of Control shall have occurred as a result of such Person’s acquisition.

(b) Flowers consummates a merger or consolidation in which shareholders of Flowers immediately prior to entering into such agreement will beneficially own immediately after the effective time of the merger or consolidation securities of Flowers or any surviving or new corporation, as the case may be, having less than 60% of the Voting Power of Flowers or any surviving or new corporation, as the case may be, including Voting Power exercisable on a contingent or deferred basis as well as immediately exercisable Voting Power, excluding any merger or combination of a wholly owned Subsidiary into Flowers, or of Flowers into a wholly owned Subsidiary; or

(c) Flowers consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned Subsidiary, but not

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including (i) a mortgage or pledge of assets granted in connection with a financing or (ii) a spin-off or sale of assets if Flowers continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(d) the Original Directors and/or their Successors as defined above in subsection (a)(i) of this definition do not constitute a majority of the whole Board as the case may be; or

(e) approval by the shareholders of Flowers of a complete liquidation or dissolution of Flowers as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Flowers” means Flowers Foods, Inc., a Georgia corporation, or any successor thereto as provided in Article VII hereof.

“Compensation Committee” means the Compensation and Human Capital Committee of the Board.

“Disability” means a Participant’s inability to perform the duties required of the Participant in his or her position with the Company on a full-time basis for a period of six (6) consecutive months because of physical or mental illness or other physical or mental disability or incapacity.

“Effective Date” means February 23, 2012.

“Employee” means a full-time salaried employee of an Employer.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended from time to time.

“Employer” means the Company, any Subsidiary or any Affiliate of the Company which employs a Participant.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax.

“Good Reason” means, during the Protection Period, the occurrence of any of the following without the Participant’s consent:

(a) a material diminution in the Participant’s duties, responsibilities or authority (For the avoidance of doubt, a change in title or reporting alone does not constitute “Good Reason” under this Section (a));

(b) a material reduction by the Company of a Participant’s base salary;

(c) a material reduction by the Company of a Participant’s target bonus opportunity;

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(d) a material reduction in long-term incentives from the year prior to the Change of Control, as measured by grant date economic values determined by a third-party compensation firm chosen by the Company and using generally accepted methodologies, which may include annualizing prior year long-term incentive grants over more than one year and ignoring prior special retention or sign-on grants;

(e) a material failure of the successor entity to cover the Participant under the savings and retirement plans provided to similarly situated executives;

(f) the relocation of the Company’s principal executive offices more than fifty (50) miles from their current location, if at the time of a Change of Control the Participant is based at the Company’s principal executive offices, or the requirement of the Participant to be based at a location more than fifty (50) miles from the Participant’s location as of the Change of Control;

(g) any purported termination by the Employer of the Participant’s employment upon the occurrence of a Change of Control except for Cause; or

(h) any failure by Flowers to comply with and satisfy Sections 8.1 and/or 9.1 of the Plan.

Notwithstanding the foregoing, no termination of employment by a Participant will constitute a termination for Good Reason unless (i) the Participant gives the Company a Notice of Termination describing the existence of an event described in any of clauses (a) through (h) above, within ninety (90) calendar days following the occurrence of such event, (ii) the Company does not remedy such event within thirty (30) calendar days after receiving such Notice of Termination, and (iii) the Participant terminates employment within one hundred eighty (180) days after the occurrence of the event that constitutes Good Reason.

“Notice of Termination” means (i) a written notice of termination by the Company to the Participant provided to the Participant no less than fifteen (15) calendar days prior to the specified Termination Date or (ii) a written notice of termination for Good Reason by the Participant to the Company provided to the Company in accordance with the terms set forth in this Article III in the definition with “Good Reason”, in either case, setting forth in reasonable detail the specific reason for termination and the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated and the specified Termination Date.

“Participant” means an Employee who meets the eligibility requirements of Article IV hereof and is set forth by title or grade level on Schedule A, other than an Employee who, after becoming a Participant, has entered into an employment, severance or other similar agreement with the Company that provides for severance protection upon a change of control (other than a stock option, restricted stock, supplemental retirement, deferred compensation or similar plan or agreement or other form of participation document entered into pursuant to an Employer-sponsored plan which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a change of control (as defined in such separate plan or document)).

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“Plan” means this Flowers Foods, Inc. Amended and Restated Change of Control Plan, as may be amended from time to time.

“Plan Administrator” means the Compensation Committee.

“Protection Period” means for all Participants, the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the second anniversary of the first occurrence of the Change of Control and the six (6) month period prior to such Change of Control date if a Participant is terminated without Cause or terminates for Good Reason and in either case such Change of Control is actually consummated and such termination (i) was requested by the third party that effectuates the Change of Control, or (ii) occurs in connection with or in anticipation of a Change of Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change of Control shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

“Separation from Service” has the meaning ascribed to such phrase in the 409A Guidance.

“Severance Payment” or “Severance Payments” means the payment or payments of severance compensation described in Article V hereof.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect majority ownership or other equity interest, or such other ownership interest amount determined by this Plan or the Plan Administrator.

“Termination Date” means the date of the Participant’s Separation from Service.

“Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors in the case of Flowers, or members of the board of directors or similar body in the case of another entity.

“409A Guidance” means Section 409A of the Code, including regulations or any other formal guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

ARTICLE IV
- ELIGIBILITY
Section 4.1.
Participation. Each person who is an Employee, and who holds a title or grade level set forth on Schedule A, shall be a Participant.
Section 4.2.
Duration of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when (a) he or she ceases to be an Employee, unless such Participant is then entitled to payment of a Severance Payment as provided in Article V hereof or (b) prior to a Change of Control, the Plan Administrator designates a Participant to be ineligible to continue to participate in this Plan as a result of a change in the Participant’s job title or duties. A Participant entitled to a Severance Payment shall remain a Participant in this Plan until the full amount of the Severance Payment has been paid to the Participant.

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Change of Control Plan – 2025

ARTICLE V
- SEVERANCE PAYMENTS
Section 5.1.
Right to Severance Payment After a Change of Control.
(a)
Subject to Section 5.2, a Participant shall be entitled to receive from the Company Severance Payments in the amount provided in Section 5.1(b) based generally on the multiples set forth in the payment guidelines described on Schedule A, payable as described in Section 5.1(c), if during the Protection Period, (i) the Employer shall terminate Participant’s employment with the Employers without Cause and for reasons other than death or Disability or (ii) the Participant shall terminate employment with his/her Employer for Good Reason.
(b)
The amount of Severance Payments under this Section 5.1(b) shall equal the sum of (i) the Participant’s Base Pay multiplied by the factor set forth on Schedule A for the Participant’s title or grade level and (ii) the amount of the Participant’s target award under the annual incentive bonus opportunity for the year in which the Termination Date occurs multiplied by the factor set forth on Schedule A for the Participant’s title or grade level. In addition, such Participant will be entitled to receive as Severance Payments (1) the lump sum amount equal to (A) the Participant’s full monthly premium amount under COBRA, multiplied by (B) the greater of (x) 18 or (y) 12 multiplied by the factor set forth on Schedule A for the Participant’s title or grade level; provided that the period of coverage actually enjoyed by the Participant under such plan after terminating employment shall count against such plan’s obligation to provide continuation coverage pursuant to COBRA, (2) receipt of outplacement services at the Company’s cost up to a maximum not to exceed $25,000 for a period of one (1) year following the Participant’s Termination Date and (3) a lump sum amount equal to (A) the amount of the Participant’s target award under the annual incentive bonus opportunity for the year in which the Termination Date occurs, multiplied by (B) a fraction, the numerator of which is the number of days that have elapsed from the first day of the annual incentive bonus year through the Termination Date and the denominator of which is the total number of days in the annual incentive bonus year.
(c)
Subject to the following sentence, the cash Severance Payments to which a Participant is entitled under this Section 5.1 (other than the outplacement services) shall be paid to the Participant by the Company in cash and in full as soon as practicable (but in all events within sixty (60) days) after the Participant’s Termination Date, provided that if the Termination Date occurs prior to the Change of Control, such cash Severance Payments shall be paid on or as soon as practicable (but in all events within sixty (60) days) following the date of such Change of Control. If a Participant entitled to Severance Payments under this Section 5.1 should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid as soon as practicable following the Participant’s death to the Participant’s spouse, if living, otherwise to the personal representative of the Participant’s estate.
Section 5.2.
Release. Notwithstanding anything to the contrary contained in this Plan, a Participant shall not be entitled to receive any Severance Payment hereunder unless and until he or she has signed and returned to the Company a release agreement containing restrictive covenants, substantially in the form attached hereto as Exhibit A, with such changes thereto as recommended by counsel to comply with applicable law or otherwise (the “Release”), by the deadline established by the Plan Administrator (which shall be no later than forty-five (45) calendar days after the Participant’s Termination Date) and the period during which the Participant

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may revoke the Release, if any, has elapsed without the Participant revoking the Release. The Release, which shall be signed by the Participant no earlier than the Participant’s Termination Date, shall be intended to create a binding agreement by a Participant to release any claim that the Participant has or may have against the Company and certain related entities and individuals, that arise on or before the date on which Participant signs the Release, including, without limitation, any claims under the federal Age Discrimination in Employment Act. The Release shall also include restrictive covenants, which may include confidentiality, non-solicitation, non-competition and non-disparagement covenants, as well as provisions providing for the assignment of intellectual property rights.
Section 5.3.
Breach. The Company’s payment obligations and the Participant’s participation rights under Section 5.1 shall cease in the event the Participant breaches any of the covenants contained in the Plan or the Release. Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.
Section 5.4.
No Mitigation Obligation. The Participant shall not be required to mitigate damages or the amount of his or her Severance Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after the termination of his or her employment by an Employer.
Section 5.5.
Payment of Pre-termination Compensation. Notwithstanding anything to the contrary in this Plan, the Participant shall also be entitled to an amount equal to the Participant’s unpaid Base Pay, unreimbursed business expenses, accrued but unpaid leave and all other items earned by and owed to the Participant through and including the Termination Date and such amount shall be paid in cash to the Participant within thirty (30) days following the Termination Date. Such payment shall constitute full satisfaction for these amounts owed to the Participant.
Section 5.6.
Parachute Payments. If the aggregate “present value” (as determined under Section 280G of the Code) of the “parachute payments” (as defined under Section 280G(b)(2) of the Code) to be paid or provided under this Plan or any other plan or agreement between the Participant and an Employer equals or exceeds 300% of the Participant’s “base amount” (as defined in Section 280G(b)(3)) and is determined to be subject to the Excise Tax, then the payments and benefits to be paid or provided under this Plan shall be set to be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the Excise Tax, or (y) the entire payments and benefits, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Participant’s receipt, on an after-tax basis, of the greater amount of the payments and benefits notwithstanding that all or some portion of the payments and benefits may be subject to the Excise Tax.

If any payments to be made or benefits to be provided to a Participant are subject to reduction pursuant to the preceding paragraph, then such payments or benefits shall be reduced, to the extent required pursuant to the terms of the Plan, in the following order: (i) the payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii)

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payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G, Q&A 24); (iii) the payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24)); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.

ARTICLE VI
- OTHER RIGHTS AND BENEFITS NOT AFFECTED
Section 6.1.
Other Benefits. Except as provided in Section 5.6, neither the provisions of this Plan nor the Severance Payments provided for hereunder shall reduce or increase any amounts otherwise payable, or in any other way affect a Participant’s rights as an employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase or employment agreement, plan (other than this Plan), program or arrangement (collectively, the “Other Plans”), except to the extent specifically provided under such Other Plans.
Section 6.2.
Certain Limitations. This Plan does not constitute a contract of employment or impose on any Participant, the Company or any other Employer any obligation to retain any Participant as an employee or in any other capacity, to change or not change the status, terms or conditions of any Participant’s employment, or to change or not change the Employer’s policies regarding termination of employment.

ARTICLE VII - SUCCESSORS

Section 7.1.
Company’s Successor. Without limiting the obligations of any person or entity under applicable law, the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.
Section 7.2.
Participant’s Successor.
(a)
This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

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Change of Control Plan – 2025

(b)
The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Article VII. Without limiting the generality of the foregoing, the Participant’s right to receive a Severance Payment hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 7.2(b), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

ARTICLE VIII - AMENDMENT AND TERMINATION

Section 8.1.
Amendment. Subject to Section 8.2, this Plan may be amended by the Compensation Committee or terminated in any respect by resolution adopted by a majority of the members of the Compensation Committee. However, if a Change of Control occurs, notwithstanding the foregoing, during the Protection Period that follows such Change of Control or following such Protection Period with respect to all Participants receiving Severance Payments attributable to terminations of employment that occurred during the Protection Period, no amendment or termination shall be effective unless, (a) in the case of amendments or terminations adopted during the Protection Period, such amendment or termination is consented to by all Participants, and (b) in the case of amendments or terminations adopted after the Protection Period, such amendment or termination is consented to by all Participants who are receiving Severance Payments attributable to terminations of employment that occurred during the Protection Period.
Section 8.2.
Effect of Amendment or Termination. A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder provided, however, if such amendment has the effect of reducing a Participant’s Severance Payments or the opportunity for Severance Payments, then such amendment shall not be effective until twelve (12) months after the amendment is adopted and notice is given by the Company to the Participant in accordance with Section 10.4. A proper termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action; provided, however, no termination shall be effective until twelve (12) months after the termination amendment is adopted and notice is given by the Company to the Participant in accordance with Section 10.4; and in any event, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any Severance Payments that became payable prior to the date of such termination of the Plan.

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Change of Control Plan – 2025

ARTICLE IX
- ADMINISTRATION OF PLAN
Section 9.1.
Administration.
(a)
The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 9.4 hereof. Notwithstanding the foregoing, it is intended that in the event of litigation arising from a claim for benefits under Section 5.2, a reviewing court shall review de novo the Plan Administrator’s determinations with respect to such claim, and the Plan Administrator’s determinations shall not be given deference.
(b)
The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators, subject to applicable law and stock exchange requirements.
Section 9.2.
Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan or the 409A Guidance. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Section 9.4 hereof, be final and binding on all persons.
Section 9.3.
Section 409A. To the extent applicable, it is intended that this Plan comply with or be exempt from the 409A Guidance. This Plan shall be administered in a manner consistent with this intent. All payments under this Plan shall be treated as separate payments.
Section 9.4.
Claims Procedures.
(a)
The Plan Administrator shall determine the rights of any person to any benefit hereunder. Any person who believes that he or she has not received the benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator within six (6) months following his or her termination date specifying the basis for his or her claim and the facts upon which he or she relies in making such a claim.
(b)
The Plan Administrator will notify the claimant of its decision regarding his or her claim within a reasonable period of time, but not later than ninety (90) days following the date on

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which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision. In no event will the Plan Administrator be given an extension for processing the claim beyond one hundred eighty (180) days after the date on which the claim is first filed with the Plan Administrator.
(c)
If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:
(i)
The specific reason(s) for the denial;
(ii)
A specific reference to the pertinent Plan provision(s) on which the denial is based;
(iii)
A description of additional information or material necessary for the claimant to perfect his or her claim, if any, and an explanation of why such information or material is necessary; and
(iv)
An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

Within sixty (60) days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim. If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his or her claim. If a request for review is filed, the Plan Administrator shall conduct a full and fair review of the claim. The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents and information relevant to the claim for benefits. The claimant may submit issues and comments in writing, and the review must take into account all information submitted by the claimant regardless of whether it was reviewed as part of the initial determination. The decision by the Plan Administrator with respect to the review must be given within sixty (60) days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional sixty (60) days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include:

(A)
The specific reason(s) for the denial;
(B)
A reference to the specific Plan provision(s) on which the denial is based;
(C)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and

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Change of Control Plan – 2025

(D)
A statement describing any voluntary appeal procedures offered by the Plan and a statement of the claimant’s right to bring a civil action under ERISA.

The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons. In no event may a claimant bring suit in court for benefits under the Plan until the claimant has exhausted the claims procedures set forth in this Section 9.4 in their entirety.

ARTICLE X
- MISCELLANEOUS
Section 10.1.
Legal Fees and Expenses. It is the intent of the Company that Participants not be required to incur any expenses associated with the enforcement of rights under Section 5.1 of this Plan because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder. Accordingly, if any Employer has failed to comply with any of its obligations under Section 5.1 of this Plan or in the event that any Employer, or any other person takes any action to declare Section 5.1 of this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, a Participant the benefits intended to be provided to the Participant under Section 5.1 of this Plan, each Employer irrevocably authorizes the Participant from time to time to retain counsel of his or her choice, at the expense of the Company, as hereafter provided, to represent the Participant in connection with the initiation or defense of any legal action, whether by or against any Employer, in any jurisdiction. The Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ fees and expenses incurred by the Participant in enforcing his or her rights under Section 5.1 of this Plan individually (but not as a representative of any class) as a result of any Employer’s failure to perform under Section 5.1 of this Plan or as a result of any Employer or any person contesting the validity or enforceability of Section 5.1 of this Plan. Any payment made by the Company pursuant to this Section 10.1 shall be for expenses incurred by the Participant during his or her lifetime and such payment shall be made no later than the last day of the calendar year following the calendar year in which the Participant incurs the expense. In no event will the amount of expenses so paid by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. In no event will the Company reimburse any expense under this Section 10.1 any earlier than the first day of the seventh month following the Participant’s Termination Date. Notwithstanding anything contained herein, nothing in this Section 10.1 or otherwise shall require the Company to cover any expenses or otherwise take any action that would violate the Company’s Executive Compensation Recoupment Policy Effective November 16, 2023 or any other policy or plan adopted to implement the requirements of Section 10D of the Exchange Act.
Section 10.2.
Withholding of Taxes. The Employer may withhold from any amounts payable under this Plan all foreign, federal, provincial, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling. Notwithstanding any other provision of this Plan, the Company shall not be obligated to guarantee any particular tax result for a Participant with respect to any payment provided to such Participant hereunder, and such Participant shall be responsible for any taxes imposed on him or her with respect to any such payment.
Section 10.3.
Notices. For all purposes of this Plan, all communications, including without limitation notices, consents, requests or approvals provided for herein, shall be in writing

Flowers Foods, Inc. Amended and Restated

Change of Control Plan – 2025

and shall be deemed to have been duly given when hand delivered or five (5) business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company), at its principal office and to any Participant at his or her principal residence as shown in the relevant records of the Employer, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.
Section 10.4.
Governing Law. This Plan shall be administered, construed and enforced according to the laws of the State of Georgia to the extent they are not preempted by the ERISA. In the event of a claim, the choice of forum is State or Federal court located in the State of Georgia.
Section 10.5.
Severability. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Section 10.6.
Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Plan and shall not be considered in the interpretation of this Plan.

November 13, 2025 Date	COMPANY: FLOWERS FOODS, INC. By: /s/ R. Steve Kinsey Title: Chief Financial Officer

Flowers Foods, Inc. Amended and Restated

Change of Control Plan – 2025

Exhibit A

SETTLEMENT, GENERAL RELEASE AND SEVERANCE AGREEMENT

This Settlement, General Release and Severance Agreement (this “Agreement”) must be returned to [NAME AND ADDRESS], within 21 calendar days after it is provided to [__________] (“Executive”), otherwise this offer is withdrawn. Depositing the signed Agreement in the mail within this 21-day calendar day period is sufficient to meet this requirement. This Agreement may be revoked by Executive within seven calendar days after it was signed by filing a written revocation notice with the Chief Human Resources Officer at the above address.

No changes may be made to this Agreement.

This Agreement is entered into by and between Executive for Executive, Executive’s spouse (if any), beneficiaries, heirs, administrators, executors, successors, assigns, agents and representatives, and [EMPLOYER] (the “Company”).

WHEREAS, Executive’s employment with the Company is being terminated on [__________] (the “Separation Date”);

WHEREAS, Executive is a Participant in the Flowers Foods, Inc. Amended and Restated Change of Control Plan (the “COC Plan”);

WHEREAS, the Company and Executive desire to resolve all issues surrounding the separation of Executive’s employment in a comprehensive manner; and

WHEREAS, the COC Plan provides that execution of this Agreement is a condition to Executive’s receipt of the severance benefits provided for in the COC Plan.

NOW, THEREFORE, for and in consideration of the above and the additional covenants and agreements set forth herein, Executive and the Company (the “parties”) agree as follows:

1.
Status of Employment. Executive agrees that Executive will no longer serve as [TITLE] of [EMPLOYER], and will cease employment with the Company and its affiliates, effective as of the Separation Date. Executive also agrees that, as of the Separation Date, Executive will terminate from all other positions Executive holds (if any) as an officer, employee or director of the Company and the Company’s subsidiaries and affiliates, and that Executive will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize Executive’s termination from all positions with the Company and its subsidiaries and affiliates.

2.
Consideration.

a.
As consideration for the covenants and promises made within this Agreement, and provided Executive does not revoke this Agreement as provided for in Paragraph 28 herein, the Company will pay or provide, or cause to be paid or provided, to Executive the following, in accordance with the terms of the COC

Plan: [INSERT DESCRIPTION OF SEVERANCE BENEFITS.]

b.
Executive understands and acknowledges that Executive shall not be entitled to any other payments or benefits from the Company or its affiliates other than those expressly set forth in Paragraph 2.a. herein (collectively, the “Severance Benefits”), and that the Severance Benefits will be in full satisfaction of any amounts due to Executive under the COC Plan and all other compensation arrangements of the Company and its affiliates. Executive further acknowledges and agrees that the Severance Benefits do not constitute benefits to which Executive would otherwise be entitled as a result of Executive’s termination of employment with the Company, and that such Severance Benefits would not be due unless Executive signs (and does not revoke) this Agreement.

c.
Executive further understands and agrees that a portion of the consideration for this Agreement is Executive’s ongoing compliance with the terms of this Agreement, including the confidentiality and non-solicitation provisions, over time. Executive further acknowledges and agrees that the obligation of the Company or its affiliates to pay or provide the Severance Benefits shall cease if Executive materially breaches Paragraph 9, 10, 11, 12 or 14 of this Agreement. Executive also acknowledges that if any payments are made to Executive under the terms of this Agreement, but are suspended as a result of a breach of Paragraph 9, 10, 11, 12 or 14 of this Agreement, then the payments made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein. Nothing in this Paragraph 2.c. will be deemed to limit the Company’s or its affiliates’ remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement that may be pursued or availed of by the Company or its affiliates.

3.
General Release of Claims.

a.
For the above-stated consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, on behalf of Executive and anyone claiming through Executive, including each and all of Executive’s legal representatives, administrators, executors, heirs, successors and assigns, hereby fully, finally and forever releases, absolves and discharges the Company, and each of the Company’s past and present affiliated companies and entities (including, but not limited to, Flowers Foods, Inc., and all such companies’ and entities’ predecessors as well as its and their employee benefit plans and programs, insurers, subcontractors, successors and assigns, and any and all of its and their past, present and future directors, officers, employees, representatives, attorneys, trustees, administrators, fiduciaries, and agents and all persons acting by, through, under or in concert with any of them, both individually and as agents or representatives of the aforementioned companies and entities, and their successors and assigns) (the “Released Parties”), from any and all claims, charges, complaints, suits, demands, controversies, causes of action, losses, damages, costs, expenses or liabilities of any kind whatsoever, including attorneys’ fees and costs, whether known or unknown, asserted or unasserted, foreseen or unforeseen, whether brought individually, as a member or representative of a class, or derivatively on behalf of the Released Parties or shareholders of any of them, which Executive ever had, or may claim to have had, from the beginning of time until as of the moment Executive signs this Agreement, including, without limiting the generality of the foregoing, any claim arising out of or under (i) any aspect of Executive’s employment with the Company and/or Executive’s separation therefrom; and/or (ii) any federal, state, local or other governmental statute, regulation, ordinance, or common law. For purposes of this Agreement, an “affiliated” company or entity means a company or entity that controls, is controlled by, or is under common control with, the Company.

b.
Executive understands and acknowledges that the General Release in Paragraph 3.a. of this Agreement includes, without limiting the generality of the foregoing, all claims, complaints, or liabilities, whether known or unknown, which Executive ever had, or may claim to have had, as of the moment Executive signs this Agreement, arising out of: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Age Discrimination in Employment Act of 1967, as amended; (c) the Fair Labor Standards Act; (d) the Older Workers Benefit Protection Act of 1990; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (g) the Labor Management Relations Act; (h) the National Labor Relations Act; (i) the Occupational Safety and Health Act; (j) the Sarbanes-Oxley Act of 2022; (k) the Rehabilitation Act of 1973; (l) Federal Executive Order 11246; (m) the Genetic Information Nondiscrimination Act; (n) the Worker Adjustment and Retraining Notification Act; (o) the Family and Medical Leave Act; (p) the Americans With Disabilities Act, as amended; (q) the Uniformed Services Employment and Reemployment Rights Act; and/or (r) the laws, regulations, rules or ordinances of the State of [Georgia], both decisional and statutory.

c.
The Company and Executive further agree that the above release of claims shall not (i) release the Company from any of its obligations set forth in this Agreement, (ii) affect any vested retirement benefits Executive may have, including any benefits to which Executive is entitled under any retirement plan of the company that is intended to be qualified under Section 401(a) of the Internal Revenue Code, or (iii) release any claim or claims that cannot, as a matter of law, be released by private agreement.

d.
By executing this Agreement, Executive represents that, as of the date Executive signs this Agreement, no claims, lawsuits, grievances, or charges have been filed by Executive or on Executive’s behalf against the Released Parties. Executive further represents that, as of the date of execution of this Agreement, Executive has no knowledge of any actions or inactions by the Company or any of the Released Parties, or by Executive with respect to Executive’s employment or relationship with the Company or any of the

Released Parties, that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law, or any rule or regulation promulgated by an administrative body.

4. Release of Age Discrimination in Employment Claims. Executive understands and acknowledges that the General Release in Paragraph 3 of this Agreement includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., against the Company or any of the Released Parties that may have existed on or prior to the date upon which Executive executes this Agreement. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Executive wishes to waive any and all claims under the ADEA that Executive may have against the Company or any of the Released Parties as of the date upon which Executive executes this Agreement, and hereby waives such claims. Executive understands that any claims under the ADEA that may arise after the date Executive executes this Agreement are not waived. Executive acknowledges that Executive is receiving consideration for the waiver of any and all claims under the ADEA to which Executive is not already entitled.

Executive, pursuant to and in compliance with the rights afforded Executive under the Older Worker Benefit Protection Act: (a) is advised to consult with an attorney before executing this Agreement; (b) has, at Executive’s option, 21 days to consider this Agreement; (c) may revoke this Agreement at any time within the seven day period following Executive’s execution of this Agreement (the “Revocation Period”), as described in Paragraph 28; (d) is advised that this Agreement shall not become effective or enforceable until the Revocation Period has expired; and (e) is advised that Executive is not waiving claims that may arise after the date on which Executive executes this Agreement. The parties acknowledge and agree that any changes to this Agreement that may be negotiated, whether material or immaterial, will not restart the 21 day consideration period. If Executive should choose to sign the Agreement before the expiration of the 21 day consideration period, Executive does so freely, voluntarily and without coercion.

5. Unknown Claims. Executive covenants and agrees that the General Release in Paragraph 3 of this Agreement includes unknown and unsuspected claims, demands and causes of action, if any, and acknowledges that Executive may hereafter discover claims or facts in addition to, or different from, those which Executive now knows or believes to exist, which if known or suspected at the time of executing this Agreement may have materially affected this Agreement. Nevertheless, Executive waives any right, claim or cause of action that might arise as a result of such additional or different claims or facts.

6. Future Rights or Claims. The release of claims shall not affect any rights or claims of Executive which arise after the time Executive signs this Agreement.

7. Administrative Charges. Nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (or a charge with a comparable state or local administrative agency), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. For purposes of clarity, nothing in this Agreement prohibits Executive from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. Executive is waiving, however, Executive’s right to any monetary recovery or relief (including but not limited to reinstatement to employment) should the EEOC or any other agency or commission pursue any claims on Executive’s behalf. Executive further agrees that if any person, organization, or other entity should bring a claim against the Company or any of the Released Parties, involving any matter covered by the General Release in this Agreement, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief. For the avoidance of doubt, however, nothing herein prevents Executive from receiving any whistleblower award, including any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

8. No Knowledge of Wrongful Conduct. As of the date Executive signs this Agreement, Executive represents that Executive has no knowledge of any actions or inactions by the Company or its affiliates, their Board members, officers or employees, any of the Released Parties, or by Executive with respect to Executive’s employment with the Company, that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law, or any rule or regulation issued by any government agency. Further, Executive represents that Executive: (i) has not made any claims or allegations to the Company or any Released Party related to sexual harassment or sexual abuse; and (ii) is not aware of any facts or circumstances that would support a claim of sexual harassment or sexual abuse against the Company or any Released Party.

9. No Encouragement of Claims/No Disparagement. Executive shall not in any way encourage or assist any person or entity (including, but not limited to, any past, present, or future employee(s) of the Company and/or its affiliated companies and entities) to take or participate in any legal or administrative action against any of the Company or any of the Released Parties, except as otherwise protected by law. Neither shall Executive take any action which in any way disparages, or which could harm the reputation of and/or goodwill of, the Company and any of the Released Parties, including, but not limited to, making (directly or indirectly), or encouraging any other(s) to make, any public attack(s) against, or criticism(s) of, any of the Company or any of the Released Parties, and/or communicating with any newspaper or other news media concerning the Company or any of the Released Parties, the terms of this Agreement, or the claims settled pursuant to this Agreement.

10. Nondisclosure. Except as provided in Paragraphs 7 and 11 hereof, Executive will make no disclosure, in any manner whatsoever, of any information of any kind concerning this

Agreement, including, without limitation, the terms of this Agreement and the consideration provided hereunder (further, including intimating in any way the amount of consideration provided Executive hereunder), to any person, persons, agencies or organizations (including any current or former employee of the Company and/or of its affiliated companies and entities), and Executive hereby warrants and represents that Executive has not made any such disclosure.

11. Permitted Disclosure. Notwithstanding the provisions of Paragraph 10 hereof, nothing in this Agreement shall prohibit Executive from discussing the existence and terms of this Agreement with Executive’s spouse (if any), or a tax, legal or financial advisor; advising a government taxing authority, or testifying about the existence and terms of this Agreement pursuant to a court order or subpoena properly issued by a governmental authority; provided, however, that before disclosing any such information to any such person or entity, Executive shall advise such person or entity that the terms of this Agreement are confidential, and further that the disclosure of such terms is prohibited. Further, nothing in this Agreement, including the provisions of Paragraphs 9 and 10 hereof, in any way restricts or impedes Executive from disclosing the underlying facts or circumstances giving rise to any claim of sexual harassment or sexual assault in accordance with the Speak Out Act.

12. Trade Secrets/Confidential Business Information. Executive recognizes and acknowledges that the Company and its affiliated companies and entities have, through the expenditure of substantial time, effort, and money, developed and acquired certain secret, confidential, and proprietary information and trade secrets of a special and unique nature and of great value to the Company. Executive further acknowledges and understands that through Executive’s employment with the Company, Executive has had access to the secret, confidential, and proprietary information and trade secrets of the Company and its affiliated companies and entities. Executive covenants that Executive has returned to the Company all embodiments of such trade secrets and/or secret, confidential, and proprietary information that were in Executive’s possession, custody or control. Executive further acknowledges that such information has been and will continue to be of central importance to the business of the Company and that the Company and its affiliated companies and entities would be severely damaged if Executive or others misuse or improperly disclose this information. To prevent this harm, Executive makes the following promises and acknowledges that the Company and its affiliated companies and entities would be irreparably harmed if Executive breaches any of them:

(a) Executive shall not use or disclose any trade secret information before it has become generally known by the public through no fault of Executive’s own. Executive agrees that this prohibition on disclosure and use shall last as long as such information constitutes a trade secret under applicable law.

(b) Executive further promises not to use or disclose any secret, confidential, and proprietary information which does not constitute a trade secret under applicable law before it has become generally known by the public through no fault of Executive’s own. Executive understands that this promise will continue during the five year period after Executive signs this Agreement.

These promises contained in Paragraph 12 of the Agreement are in addition to, not in lieu of, all prohibitions against disclosure and use of trade secrets and other confidential information under applicable state and federal law and any other agreements Executive has entered into with the Company or its affiliated companies and entities.

13. DTSA Notice. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14. Restrictive Covenants.

(a)
Non-Competition. Through and for a period of one year after the Separation Date, Executive shall not, either directly or by assisting others, on Executive’s own behalf or on behalf of any other person or entity of any kind, perform or provide services that are the same as or substantially similar to the services that Executive conducted, performed or provided on behalf of the Company [in Executive’s position as [TITLE]] for a Competing Business within the Restricted Area.
(b)
Non-Solicitation of Customers, Vendors or Contractors. Through and for a period of one year after the Separation Date, Executive shall not, either directly or by assisting others, on Executive’s own behalf or on behalf of any other person or entity of any kind, attempt to influence, solicit, recruit, encourage, persuade, or induce any customer, vendor, or contractor of the Company with whom Executive had Material Contact to leave the service or terminate or lessen a business relationship with the Company or for the purpose of selling any products or services for a Competing Business.
(c)
Non-Solicitation of Employees. Through and for a period of two years after the Separation Date, Executive shall not, either directly or by assisting others, on Executive’s own behalf or on behalf of any other person or entity or any kind, solicit or attempt to solicit the Company’s employees with whom Executive had Material Contact to leave their employment with the Company, or disrupt or attempt to disrupt the relationship between the Company and any of its consultants, agents, representatives, or vendors. The provisions of this paragraph shall only apply to those persons employed by the Company at the time of the solicitation or attempted solicitation and shall not restrict the hiring of any person which occurred without any recruitment or solicitation by Executive.
(d)
For the purposes of this Paragraph 14:
(i)
“Company” includes any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Executive worked or had responsibility, or with respect to which Executive had access to trade secrets or confidential information, at the time of termination of Executive’s employment and at any time during the two year period prior to such termination.
(ii)
“Competing Business” means any business which manufactures, sells, markets or distributes bagels, breads, buns, English muffins, flatbreads, rolls, tortillas, snack cakes, snack bars, cookies, crackers, baking mixes or other bakery products as conducted by the Company as of the Separation Date.
(iii)
“Material Contact” means contact between Executive and each customer or potential customer, employee, contractor or vendor of the Company as of the Separation Date
(A)
With whom Executive dealt on behalf of the Company;
(B)
Whose dealings with the Company were coordinated or supervised by Executive;
(C)
About whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s employment with the Company; or
(D)
Who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive within two years prior to the Separation Date;
(iv)
“Restricted Area” means the United States of America (collectively and individually the states of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming, the District of Columbia, and the territories of American Samoa, Guam, the Northern Mariana Islands, Puerto Rico and the U.S. Virgin Islands).
(e)
Executive agrees to inform any potential new employer, prior to accepting employment, of the existence of the Restrictive Covenants contained in this Paragraph 14.
(f)
Remedies for Breach of Paragraph 14. Executive acknowledges that the covenants specified in this Paragraph 14 contain reasonable limitations as to time, geographic area, and scope of activities to be restricted and that such covenants do not impose a greater restraint on Executive than is necessary to protect the goodwill, confidential business information, trade secrets, customer and employee relations, and other legitimate business interests of the Company. Executive further acknowledges that Executive’s obligations under this Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company and its affiliates if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. Executive also acknowledges and agrees that any violation of the restrictive covenants in this Paragraph 14 would bestow an unfair competitive advantage upon any person or entity, which might benefit from such violation, and would necessarily result in substantial and irreparable damage and loss to the Company. Accordingly, in the event of a breach or a threatened breach by Executive of this Paragraph 14, the Company shall be entitled to an injunction restraining Executive from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Executive. In the event that the Company should seek an injunction hereunder, Executive waives any requirements that Company post a bond or any other security.

15. Nonadmission of Wrongdoing. Nothing contained in this Agreement, or the fact that the parties have signed this Agreement and exchanged the consideration provided for hereunder, or the fact that the Company has proposed this Agreement to Executive, constitutes or should be construed as an admission of liability and/or any wrongdoing whatsoever by the Company or any of the Released Parties, by whom liability and/or any wrongdoing is expressly denied. Moreover, neither this Agreement nor anything herein shall be admissible in any proceeding as evidence of, or an admission by the Company or any of the Released Parties of, any violation of any federal, state, or local laws, or of their own policies or procedures.

16. Return of Property. Executive affirms that Executive will have returned within a reasonable time after the Separation Date, to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased motor vehicles, equipment, computers, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, business plans, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. Executive further agrees that Executive will not retain any copies or duplicates of any such Company Property.

17. Voluntary Execution/Interpretation. All parties to this Agreement hereby declare and represent that no promise, inducement, or agreement not herein expressed has been made to them regarding this Agreement, and that each has sought advice concerning this Agreement from counsel of his, her, or its choice. All parties to this Agreement further acknowledge that each has executed this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation, and without fraud, duress or undue influence of any kind or nature whatsoever; and that they fully understand each and every provision contained herein. Therefore, the normal rule of construction that any ambiguity or uncertainty in a writing shall be interpreted against the party drafting the writing shall not apply to any action on this Agreement. Executive further acknowledges that this Agreement was written in a manner calculated to be understood by Executive and that Executive understands the contents of this Agreement.

18. Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, and successors in interest. Such heirs, legal representatives and successors in interest are expressly authorized to enforce the terms of this Agreement, including, but not limited to, the confidentiality provisions hereof. This Agreement is non-assignable except that the Company’s rights, duties, and obligations under this Agreement may be assigned to any affiliated company or entity.

19. Tax Matters. By signing this Agreement, Executive acknowledges that Executive will be solely responsible for any taxes which may be imposed on Executive as a result of the Severance Benefits, all amounts payable to Executive under this Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for Executive with respect to any income recognized by Executive in connection with this Agreement or the Severance Benefits.

20. Waiver. No waiver of any breach of any term or provision of this Agreement shall be, or shall be construed to be, a waiver of any other breach of this Agreement. No waiver shall be binding under this Agreement unless in writing and signed by the party waiving the breach.

21. Savings Provision. The parties agree that if any provision of this Agreement is unenforceable, that provision either may be enforced to the maximum extent allowed by law, modified as necessary to make it fully enforceable, or considered severed from this Agreement. The parties further agree that any unenforceable provision does not invalidate any other provision of this Agreement, or the Agreement in its entirety, and they agree they will continue to fulfill all other obligations hereunder. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared unreasonable, overbroad, unduly restrictive, void or unenforceable, such portion shall be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable law.

22. Confidentiality of Agreement. In any action regarding this Agreement, including any enforcement action, the introduction of this Agreement into evidence shall be preceded by a motion for a court order protecting its confidentiality.

23. Entire Agreement. This Agreement is the entire agreement between the parties that exists as of the effective date hereof with regard to the subject matter hereof. Any and all prior agreements or understandings, written, oral or otherwise between the parties, not embodied in this Agreement, are of no force and effect. This is an integrated document. The terms of this Agreement may not be modified, except by written agreement of the parties or as set forth in Paragraph 21 hereof.

24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of [Georgia] without regard to conflict of law principles. The parties further agree that this Agreement may be enforced exclusively in any court of competent jurisdiction in the State of Georgia and the parties hereby subject themselves to the jurisdiction of such courts in any such enforcement action.

25. No Assignment. Executive warrants that Executive has not assigned or transferred, or purported to assign or transfer, to any person or other entity, any right, claim, demand, or cause of action (or any interest therein) that is subject to this Agreement.

26. Cooperation. Executive shall cooperate with the Company in any necessary transition of Executive’s responsibilities. Executive shall also respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Further, Executive shall cooperate with the Company in any legal proceeding. Such cooperation in any legal proceeding shall include, but is not limited to:

(a)
Not communicating with opposing counsel, party and/or agents thereof, except by way of trial or deposition testimony, or through Company counsel, unless otherwise required by law;

(b) Make himself or herself available upon reasonable advance notice for any legal proceeding, irrespective of other commitments or schedule conflicts;

(c) Make himself or herself available, upon request by the Company’s counsel and at reasonable times, with at least 14 calendar days’ prior notice, for meetings and depositions;

(d) Execute accurately stated affidavit(s) if requested by the Company’s counsel; and

(e) Provide any documents and information in Executive’s possession on a timely basis as requested by the Company’s counsel.

27. Acknowledgements. By signing below, Executive represents and warrants that Executive has been offered a period of at least 21 calendar days to consider this Agreement. Executive acknowledges that if Executive signs this Agreement prior to the expiration of the 21-day period, that Executive did so voluntarily. Executive waives any right that Executive may have to additional time beyond this consideration period within which to consider this Agreement. By signing this Agreement, Executive further acknowledges and agrees that:

(g)
Executive has carefully read and understands the terms of this Agreement and that Executive is waiving legal rights;
(h)
Executive has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(i)
the only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Executive by any person or entity whatsoever to cause Executive to sign this Agreement; and
(j)
the Company advised Executive of Executive’s right to consult with an attorney before signing this Agreement.

28. Revocation. This Agreement may be revoked by Executive within seven calendar days after the date Executive signs this Agreement, by filing a written revocation notice with [NAME AND ADDRESS], and will not become effective or enforceable until this Revocation Period has expired, without revocation (the “Effective Date”). Should Executive choose to revoke this Agreement within this seven calendar day Revocation Period, Executive must, concurrent with such revocation, return to the Company all consideration provided Executive hereunder, if any. If this Agreement is not revoked within the Revocation Period, the Effective Date will be the date immediately following the last day of Revocation Period.

29. Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and the award described herein, as well as any prior equity-based awards, annual incentive awards and/or other incentive-based compensation Executive has received or may receive, are subject to the terms and conditions of the Flowers Foods, Inc. Executive Compensation Recoupment Policy, as it may be amended from time, or any other applicable recoupment, recapture, clawback, or recovery policy of the Company as adopted by the Company or its affiliates and in effect from time to time including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company or its affiliates’ common stock may be traded) (the “Compensation Recovery Policy”), and that applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date hereof. A copy of the Compensation Recovery Policy is available upon request.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT AND THAT EXECUTIVE HAS SIGNED THIS AGREEMENT VOLUNTARILY FOR THE PURPOSE OF RECEIVING ADDITIONAL COMPENSATION FROM THE COMPANY BEYOND THAT PROVIDED BY NORMAL COMPANY POLICY.

[Signature Page Follows]

IN WITNESS HEREOF, the Parties have executed this Agreement.

Executive [EMPLOYER]

_____________________________ By:____________________________

Signature

Print: __________________________

Title: __________________________

Date:__________________________ Date:___________________________

[Signature Page to Settlement, General Release and Severance Agreement]

Schedule A

Participants

TITLE / GRADE LEVEL	MULTIPLE(1)(2)
CEO	3X
Grade Level 32 & above (other than CEO)	2X
Grade Levels 29-31	1X

(1)
Unless otherwise determined by the Compensation Committee.
(2)
Notwithstanding anything to the contrary in this Schedule A, a Participant’s Severance Payments under the Plan shall not exceed a multiple of 2.99 times the sum of the Participant’s Base Pay and the amount of the Participant’s target award under the incentive bonus opportunity for the year in which the Termination Date occurs unless prior shareholder approval is obtained.